Exhibit 23.0




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by refernce in Registration Statements No. 33-41152 and No. 33-52147 on Form S-8 and Registration Statement No. 33-51363 on Form S-3 of CalEnergy Company, Inc. of our reports dated January 26, 1996 (which reports express an unqualified opinion and include an explanatory paragraph referring to CalEnergy Company, Inc.'s adoption, effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes), appearing in and incorprated by reference in the Annual Report on Form 10-K of CalEnergy Company, Inc. for the year ended December 31, 1995.





DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 27, 1996